Exhibit 99.1

April 3, 2006	Media Contact:	Peter Sheffield
	Phone:	980/373-4503
	24-Hour:	704/382-8333

	Analyst Contact:	Julie Dill
	Phone:	980/373-4332

Duke Energy, Cinergy Complete Merger

CHARLOTTE, N.C. – Duke Energy and Cinergy announced today the completion of their planned merger, effective April 3, 2006.

The combination creates one of North America’s largest energy companies with approximately $36 billion in market capitalization, assets totaling more than $70 billion, and 5.5 million retail electric and gas customers in Ohio, Kentucky, Indiana, North Carolina, South Carolina and Ontario, Canada. The company will be known as Duke Energy.

With the close, Cinergy stockholders receive 1.56 shares of new Duke Energy common stock for each share of Cinergy common stock. Duke Energy stock will continue to trade on the New York Stock Exchange under the ticker symbol DUK. Both Duke Energy and Cinergy shareholders holding physical stock certificates will receive share exchange instructions in the next few weeks.

“Today we begin an exciting new chapter in Duke Energy’s history,” said Paul M. Anderson, chairman of the board and formerly chief executive officer. “Our newly combined power business now joins our natural gas businesses to rank among the largest in North America. Investors and customers alike will share in the efficiencies, cost savings and opportunities that our greater size and scope provide.”

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“We’ve worked hard to reach this important milestone and our team is prepared to hit the ground running to deliver on the promise of the new Duke Energy,” said James E. Rogers, president and chief executive officer, formerly Cinergy chairman and chief executive officer. “The merger positions Duke Energy to meet future energy challenges and to grow.

“We’ll stay focused on delivering merger cost savings and solid returns for our shareholders while maintaining the quality and reliability of service our customers expect and deserve,” Rogers added.

The merger was announced May 9, 2005, and received all regulatory and shareholder approvals in less than 11 months. The combination was approved by both companies’ shareholders March 10, 2006, and received approvals from regulators in five states — Ohio, Kentucky, Indiana, North Carolina and South Carolina – and from the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The companies also satisfied Federal Trade Commission and U.S. Department of Justice review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Effective today, Duke Energy’s U.S. franchised electric and gas utilities – formerly Duke Power in the Carolinas; Cincinnati Gas & Electric in Ohio; Union Light, Heat and Power in Kentucky; and PSI Energy in Indiana – will be known as Duke Energy.

Analysts’ webcast

As previously announced, Anderson, Rogers, and David Hauser, group executive and chief financial officer, will discuss the closing during a luncheon with analysts today, at noon ET, at the Ritz Carlton at Battery Park in New York City. The discussion will be webcast and can be accessed via the Investor’s Section of Duke Energy’s Web site:

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www.duke-energy.com/investors. A replay and transcript also will be available by accessing the Investor’s Section of the company’s Web site. You also may call in to the discussion by dialing 800/967-7135 in the United States or 719/457-2626 outside the United States. The confirmation code is 5129647. Replay numbers are 888/203-1112 in the United States and 719/457-0820 outside the United States with a replay code of 5129647.

Duke Energy Fact Sheet

http://www.duke-energy.com/about/fact_sheet.pdf

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors could cause actual results to differ materially from those in the forward-looking statements; for example problems may arise in successfully integrating the businesses of the companies, which may result in the company not operating as effectively and efficiently as expected; the company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; the transaction may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the company’s expectations; the credit ratings of the company or its subsidiaries may be different than expected; the

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industry may be subject to future regulatory or legislative actions that could adversely affect the company; and the company may be adversely affected by other economic, business, and/or competitive factors; and other factors discussed in Duke Energy’s 2005 Form 10-K and other filings with the Securities and Exchange Commission.

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